Bontan Corporation Inc.

Consolidated Financial Statements

For the Years Ended March 31, 2011, 2010 and 2009

(Canadian Dollars)

Index

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Cash Flows	4

Consolidated Statement of Shareholders’ Equity Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive income (loss)	5-6 7
Notes to Consolidated Financial Statements	8-33

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO. MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Bontan Corporation Inc.

We have audited the accompanying consolidated financial statements of Bontan Corporation Inc., which comprise the consolidated balance sheets as at March 31, 2011 and 2010, and the consolidated statements of operations, shareholders’ equity, comprehensive loss and accumulated other comprehensive income (loss) and statement of cash flows for each of the years in the three year period ended March 31, 2011, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors considers internal control relevant to the entity's preparation and fair presentation  of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Bontan Corporation Inc. as at March 31, 2011 and 2010, and its financial performance and its cash flows for the years ended March 31, 2011, 2010 and 2009 in accordance with Canadian generally accepted accounting principles.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 2 in the consolidated financial statements which describes matters and conditions that indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Other Matter

See Note 24 for differences between Canadian and United States generally accepted accounting principles.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario Chartered Accountants
July 29, 2011 Licensed Public Accountants

Bontan Corporation Inc.
Consolidated Balance Sheets
(Canadian Dollars)

As at March 31	Notes	2011	2010

Assets
Current
Cash		$348,464	$2,350,526
Short term investments	5,19(ix) & 22(b)	1,900,400	1,359,431
Prepaid consulting services	6	7,171	50,792
Other receivables	19(x) &(xi)	114,069	129,869

		2,370,104	3,890,618
Office equipment and furniture	7	$8,956	$8,802
Investment in Oil & gas properties	8,19(iv)	$6,972,740	$6,520,367
		$9,351,800	$10,419,787
Liabilities and Shareholders' equity
Current liabilities
Accounts payable	19(vii)	$505,055	$1,410,327
Accruals	9	158,522	1,043,583
Short term loans	10	-	1,065,578

Total current liabilities		663,577	3,519,488
Shareholders' Equity
Capital stock	11	$36,078,140	$35,298,257
Warrants	13	8,677,551	7,343,886
Contributed surplus		4,755,077	4,573,748
Accumulated other comprehensive income( loss)		168,347	(2,696,213)
Deficit		(40,990,892)	(37,262,565)
		(40,822,545)	(39,958,778)
Total Shareholders' equity		8,688,223	7,257,113
Non-controlling interests		-	(356,814)
Total equity		8,688,223	6,900,299
		$9,351,800	$10,419,787

Going concern (note 2)
Commitments and Contingent Liabilities (Note 18)
Related Party Transactions (Note 19)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                           (signed)                                                (signed)

Bontan Corporation Inc.
Consolidated Statements of Operations
For the years ended March 31,
(Canadian Dollars)

	Notes	2011	2010	2009
Income
Interest		-	-	7,901

		-	-	7,901
Expenses
Consulting fees	15,18(b),(c), (d) & (f), 19 (v) & (vii)	778,899	1,191,675	444,784
Professional fees		1,221,720	992,989	27,844
Loss(gain) on disposal of short term investments		948,189	852,806	(45,036)
Bank charges,interest and fees	16	4,096	691,062	2,362
Write down/off of short term investment	5	386,672	250,780	63,010
Office and general		46,697	73,740	42,641
Shareholders information	18(a),19(i)	148,610	158,509	144,757
Travel,meals and promotions		131,976	86,939	66,896
Payroll		39,738	44,944	35,266
Communication	19(ii)	15,090	27,782	11,498
Rent	19(ii)	26,117	22,765	18,143
Transfer agents fees		11,146	10,802	4,940
Exchange (gain) Loss		$20,688	$(120,735)	$(119,789)
		3,779,638	4,284,058	697,316
		(3,779,638)	(4,284,058)	(689,415)
Non-controlling interests		51,311	356,814	-
Net loss for year		$(3,728,327)	$(3,927,244)	$(689,415)
Basic and diluted loss per share information
Net loss per share	14	$(0.05)	$(0.09)	$(0.02)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
(Canadian Dollars)

For the years ended March 31,	Notes	2011	2010	2009
Cash flows from operating activities
Net loss for year		(3,728,327)	(3,927,244)	(689,415)
Write off of a short term investment		386,672	250,780	63,010
Non-controlling interest		(51,311)	(356,814)	-
Amortization of office equipment and furniture		2,433	2,303	2,027
Loss(Gain) on disposal of short term investments		948,189	852,806	(45,036)
Consulting fees settled for stock/options	15	273,043	524,589	277,856
Net change in working capital components
Other receivables		(50,209)	(11,361)	(64,310)
Accounts payable		146,946	1,313,783	66,205
Accruals		(478,006)	988,109	26,789
		(2,550,570)	(363,049)	(362,874)
Cash flow from investing activities
Purchase of short term Investments		(5,528)	(53,103)	(2,412,123)
Net proceeds from sale of short term investments		946,188	410,454	1,818,097
Purchase of office equipment and furniture		(2,587)	(1,671)	(5,256)
Acquisition of oil & gas properties		(307,906)	(4,692,189)	-
		630,167	(4,336,509)	(599,282)
Cash flow from financing activities
Short term loans		(1,117,161)	1,239,531	-
Funds advanced to subsidiary		(1,029,953)	-	-
Common shares issued net of issuance costs		2,065,455	5,457,595	56,052
		(81,659)	6,697,126	56,052
Increase(Decrease) in cash during year		(2,002,062)	1,997,568	(906,104)
Cash at beginning of year		2,350,526	352,958	1,259,062
Cash at end of year		348,464	2,350,526	352,958
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	15	(273,043)	(524,589)	(277,856)
options and expensed during the year
Consulting fees prepaid in shares	6	(7,171)	(50,792)	(20,484)
		(280,214)	(575,381)	(298,340)
Non-cash investing activities
Value of warrants issued as part of Acquisition costs		(173,953)	(2,002,131)	-
Non-cash financing activities
Value of warrants exercised		21,694
Shares cancelled		-	(81,957)	(64,395)
		21,694	(81,957)	(64,395)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the Years Ended March 31, 2011, 2010 and 2009

	Number of Shares	Capital stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive income( loss)	Shareholders' Equity
Balance, March 31, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,645,906)	$(1,306,768)	$5,180,098
Issued under private placement	1,000,000	62,280		-			62,280
Finder fee		(6,228)					(6,228)
Value of warrants issued under private placement transferred to contributed surplus		(39,070)	39,070				-
Shares cancelled	(275,000)	(64,395)					(64,395)
Options revaluation upon changes in the terms				76,839			76,839
Net loss					(689,415)		(689,415)
Unrealised loss on short term investments,net of tax considered available for sale						(3,118,250)	(3,118,250)
Balance, March 31, 2009	30,820,743	$32,854,075	$2,192,927	$4,154,266	$(33,335,321)	$(4,425,018)	$1,440,929
Issued under private placement	34,050,000	5,726,794		-			5,726,794
Finder fee		(572,679)					(572,679)
Value of warrants issued under private placement		(2,859,141)	2,859,141				-
Value of warrants issued as finders fee		(289,687)	289,687				-
Subscriptions received		303,480					303,480
Shares cancelled	(350,000)	(81,957)					(81,957)
Issued under 2009 Consultant Stock Option Plan	708,333	217,372					217,372
Value of warrants issued to induce short term loans			278,325				278,325
Value of warrants issued as part of acquisition of oil & gas properties			1,723,806				1,723,806
Options revaluation upon changes in the terms				419,482			419,482
Net loss					(3,927,244)		(3,927,244)
Unrealised gain on short term investments,net of tax considered available for sale						1,728,805	1,728,805
Balance, March 31, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(37,262,565)	$(2,696,213)	$7,257,113

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity - Continued
(Canadian Dollars)
For the Years Ended March 31, 2011, 2010 and 2009

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(37,262,565)	$(2,696,213)	$7,257,113
subscription received in fiscal 2010 reversed on issuance of shares		-303,480					(303,480)
Issued under private placement	12,700,000	2,564,925					2,564,925
Finder fee		-256,493					(256,493)
Value of warrants issued under private placement		-1,232,145	1,232,145				-
Value of warrants issued as finders fee		-123,214	123,214				-
Issued under 2009 Consultant stock compensation plan	135,000	48,093					48,093
Issued on exercise of warrants	600,000	60,503					60,503
Value of warrants exercised		21,694	-21,694				-
Unrealised gain on short term investments ,net of tax, considered available for sale						2,864,560	2,864,560
Value of options issued				181,329			181,329
Net Loss					(3,728,327)		-3,728,327

Balance, March 31, 2011	78,664,076	$36,078,140	$8,677,551	$4,755,077	$(40,990,892)	$168,347	$8,688,223

The accompanying notes are an integral part of these consolidated financial statements

Bontan Corporation Inc.
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Income (loss)
(Canadian Dollars)

For the years ended March 31,	Note	2011	2010	2009
Other comprehensive gain ( loss)
Net loss for year		$(3,728,327)	$(3,927,244)	$(689,415)
Unrealized gain (loss) for year on short term investments,net of tax	5	3,251,232	1,728,805	(3,118,250)
Other than temporary losses on short term investments transferred to net income		(386,672)
Comprehensive loss		(863,767)	(2,198,439)	(3,807,665)

Accumulated other comprehensive income(loss)
Beginning of year		(2,696,213)	(4,425,018)	(1,306,768)
Other comprehensive gain (loss) for year net		2,864,560	1,728,805	(3,118,250)
Accumulated other comprehensive income( loss), end of year		$168,347	$(2,696,213)	$(4,425,018)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) incorporated in Ontario on April 9, 1973, is a diversified natural resource company that invests in oil and gas exploration and development projects.

The Company holds an indirect 5.23% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel.

The Company does not currently own any oil and gas properties with proven reserves.

2.      BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which do not materially differ from accounting principles generally accepted in the United States (U.S. GAAP) as described in Note 24 “Differences from United States Generally Accepted Accounting Principles”.

Going concern

Management has prepared these consolidated financial statements in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) applicable to a going concern, which contemplates that assets will be realized and liabilities discharged in the normal course of business as they come due. To this point, all operational activities and the overhead costs have been funded from the available cash and short term investments and by equity issuances

The Company has working capital of approximately $ 1.7 million and accumulated deficit of approximately $ 41 million. While the Company’s commitment to meet its share of the exploration and development obligations under its current project is covered to the extent of US $28 million as explained in Note 8, it is still responsible for its share of any costs overruns. Further, the Company has entered into an extensive litigation with the minority shareholder and manager of its subsidiary to protect its interest in the project. Litigations are still in progress and may involve further substantial legal costs, which can not be reasonably estimated at this stage.

The Company will have to secure new cash resources to meet these obligations. Management is currently evaluating and pursuing funding alternatives, including additional farm-out agreements and new equity issuances. While the management has so far been successful in raising the required equity financing, there is no assurance that these initiatives will continue to be successful. Uncertainty in global capital markets and pending litigations  could have a negative impact on the Company’s ability to access capital in the future.

The Company's ability to continue as a going concern is dependent upon its ability to access sufficient capital to defend its interest, complete exploration and development activities, identify commercial oil and gas reserves and to ultimately have profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company was unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

3.      PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and of the following subsidiaries:

a.	Israel Oil & Gas Corporation, a wholly owned subsidiary

b.	1843343 Ontario Inc., a wholly owned subsidiary incorporated in Ontario on January 31, 2011 and has no activity since its inception.

The Company has consolidated the results of Israel Petroleum Company, Limited, a Cayman Island limited company incorporated on November 12, 2009, in which Israel Oil & Gas Corporation owns a 76.79% equity interest (“IPC Cayman”) for the period from April 1, 2010 up to May 18, 2010 and since then IPC Cayman financials have been de-consolidated due to loss of control as explained in note 25. The accounting for this investment is recorded at the lower of the carrying value and the recoverable amount.

All inter-company balances and transactions have been eliminated on consolidation.

4.      SIGNIFICANT ACCOUNTING POLICIES

The following paragraphs describe the significant accounting policies.

Oil and Gas Properties

The Company follows the full cost method of accounting for its oil & gas operations, which are held in Israel.

The costs of acquiring interests in oil & gas properties are carried at cost until they are brought into production, at which time they are depleted on a unit-of-production method based on estimated recoverable proven oil & gas reserves. When a property is subsequently abandoned or sold, its cost is written off against income in the year of abandonment. Oil & gas properties which the Company and its partners have no intention to develop, and which management believes have little or no value, are written down to their estimated fair value.

The costs of drilling and equipping wells, both exploratory and development, and other exploration costs, including geological and geophysical costs, are capitalized as incurred. Costs include any cash consideration and the fair market value of any shares and/or options issued for the acquisition of oil & gas interests. Oil & gas interests acquired under option or participation agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at the time of payment.

In applying the full cost method, the Company applies a ceiling test to capitalized costs to ensure that such costs do not exceed estimated future net revenues from production of proven reserves at year end market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated net realizable value of unproved properties.

All of the Company's oil & gas activities are conducted jointly with others. The Company's accounts reflect only the Company's proportionate interest in these activities (see note 25).

Revenue Recognition

Revenues from the production of oil and natural gas properties in which the Company has an interest with joint venture partners are recognized, on the basis of the Company’s working interest in those properties (the entitlement method), on receipt of a statement of account from the operators of the properties.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

4.      SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Financial Instruments

Short-term investments are investments that are either highly liquid or are to be disposed of within a one year period. All short term investments are considered available for sale type of investments.
All financial instruments are measured at fair value on initial recognition of the instrument. Measurement in subsequent periods depends on whether the financial instrument has been classified as “held-for-trading”, “available-for-sale”, “held-to-maturity”, “loans and receivables”, or “other financial liabilities” as defined by the applicable accounting standards.

Cash is designated as “held-for-trading” and is measured at carrying value, which approximates fair value.

Short term investments which consist mostly of marketable securities are designated as “available-for-sale” and measured at fair value with unrealized gains and losses recorded in other comprehensive income until the security is sold or if an unrealized loss is considered other than temporary, the unrealized loss is expensed. Unrealized gains and losses represent the net difference between the total average costs of short term assets on hand and their fair value based on quoted market prices for the marketable securities.

Other Receivables are designated as “loans and receivable” and are carried at amortized cost. Accounts payable and accrued liabilities are designated as ‘other financial liabilities” and are carried at amortized cost.

The CICA Handbook Section 3862 – “Financial Instruments – Disclosure”, requires an entity to classify fair value measurements in accordance with an established hierarchy that prioritizes the inputs in valuation techniques used to measure fair value. The levels and inputs which may be used to measure fair value are as follows:

•	Level 1 – fair values are based on quoted prices in active markets for identical assets or liabilities;

•	Level 2 – fair values are based on inputs other than quoted prices that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); or

•	Level 3 – applies to assets and liabilities for inputs that are not based on observable market data, which are unobservable inputs.

Cash and short term investments are classified as a level 1 input.

Impairment of Long-Lived Assets

The carrying values of property and equipment and other long lived assets are reviewed for impairment whenever events or circumstances indicate that the recoverable amount may be less than the carrying value. The determination of when to recognize an impairment loss for a long-lived asset to be held and used is made when its carrying value exceeds the total undiscounted cash flows expected from its use and eventual disposition. When impairment is indicated, the amount of the impairment loss is determined as the excess of the carrying value of the amount over its fair value based on estimated discounted cash flows from use or disposition.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

The functional and reporting currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date.  Non-monetary assets are translated at exchange rates in effect when they were acquired. Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets.

The Company’s subsidiaries use the US Dollar as the functional currency. However, these subsidiaries are not self-sustaining but are integrated to Bontan Corporation Inc since they rely on the Company to fund their operations. Hence translation gains and losses of these subsidiaries are charged to the consolidated statement of operations.

Office Equipment and Furniture

Office equipment and furniture are amortised over their estimated useful lives as follows:

Office furniture                                               20%– declining balance basis
Computers                                               33% – declining balance basis
Software                                               20% - declining balance basis

New purchases during the fiscal year are amortized at half the applicable rate.

Comprehensive Income

Comprehensive income and accumulated other comprehensive income include net unrealised gains and losses on short term investments net of applicable taxes, held as available for sale. Accumulated other comprehensive income is included on the consolidated balance sheet as a separate component of shareholders’ equity.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

Effective April 1, 2009, the Company adopted  the recommendations of the Emerging Issues Committee Abstract EIC -173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” which states that an entity’s own credit and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities. These recommendations were particularly applied in evaluating the fair values of the Company’s short term investments.

Asset Retirement Obligation

The Company recognizes and measures the liabilities for obligations associated with the retirement of petroleum and natural gas properties when those obligations result from the acquisition, construction, development or normal operation of the asset. The obligation is measured at fair value and the related costs recorded as part of the carrying value of the related asset. In subsequent periods, the liability is adjusted for the change in present value and any changes in the amount or timing of the underlying future cash flows required to settle the obligation. The asset retirement costs included in petroleum and natural gas costs are depleted or amortized into income in accordance with the Company’s policies pertaining to those assets.  Actual costs to retire petroleum and natural gas properties are deducted from the accrued liability as these costs are incurred. There were no asset retirement costs recorded during the fiscal year.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recognized in the financial statements if realization is considered more likely than not. A valuation allowance against future tax assets is provided to the extent that the realization of these future tax assets is not more likely than not.

Stock-Based Compensation Plan

The Company follows a fair value based method of accounting for all Stock-based Compensation and Other Stock-based Payments to employees and non-employees.  The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant.

The quoted market price of the Company’s shares on the date of issuance under any stock compensation plan is considered as fair value of the shares issued.

Warrants

When the Company issues Units under a private placement comprising common shares and warrants, the Company follows the relative fair value method of accounting for warrants attached to and issued with common shares of the Company. Under this method, the fair value of warrants issued is estimated using a Black-Scholes option pricing model which is added to fair value of the common shares determined using the stock price at the date of issuance and the percentage relative fair values determined. The fair value of the common shares and the warrants are proportionately adjusted to the net proceeds received. The fair value is then related to the total of the net proceeds received on issuance of the Common shares.

Loss per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period.  Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation.  Consequently, there is no difference between basic loss per share and diluted loss per share.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

4.           SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business combinations

In January 2009, the CICA issued Section 1582, “Business Combinations”, Section 1601, “Consolidations”, and Section 1602, “Non-Controlling Interests”. These sections replace the former Section 1581, “Business Combinations”, and Section 1600, “Consolidated Financial Statements”, and establish a new section for accounting for a non-controlling interest in a subsidiary.

Sections 1582 and 1602 will require net assets, non-controlling interests and goodwill acquired in a business combination to be recorded at fair value and non-controlling interests will be reported as a component of equity. In addition, the definition of a business is expanded and is described as an integrated set of activities and assets that are capable of being managed to provide a return to investors or economic benefits to owners. Acquisition costs are not part of the consideration and are to be expensed when incurred. Section 1601 establishes standards for the preparation of consolidated financial statements.

The company adopted these standards effective fiscal year 2010.

Use of Estimates and Measurement Uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.  Some of the key areas where estimates and assumptions are normally used include valuation of stocks, warrants and options, ascertaining useful lives of office equipment and furniture, impairment of short term investments and the recording of accruals.

Future Accounting Pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

Effective April 1, 2011 the company will adopt IFRS as the basis for preparing its consolidated financial statements which will require re-statement for comparative purposes of amounts reported by the Company for the year ended March 31, 2011. The company will prepare its financial statements for the quarter ending June 30, 2011 in accordance with IFRS, which will include comparative data for the prior year also prepared in accordance with IFRS.

The initial phase of implementation included conceptual application of the new rules, analysis of the Company’s accounting data and assessment of key areas that may be impacted. In this phase, short term investments and oil & gas properties and related expenditure were identified as key areas. The Company has assessed the adoption of IFRS for 2011 and currently, the financial reporting impact of the transition to IFRS is not expected to be significant.

Other accounting pronouncements with future effective dates are not expected to have a significant impact on the financial reporting of the Company.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

5.	SHORT TERM INVESTMENTS

	March 31, 2011		March 31, 2010
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	2,118,724	1,900,400	4,007,574	1,359,431

	$2,118,724	$1,900,400	$4,007,574	$1,359,431

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at March 31, 2011. An unrealized gain of $ 2,864,560 for the year was included in the consolidated statement of comprehensive loss and accumulated other comprehensive income.

As at March 31, 2011, the management concluded that certain marketable securities had suffered decline in their values which were unlikely to be recovered in the near future. Since this is a loss in value that is other than temporary decline, the cumulative loss of $386,672 has been removed from other comprehensive income and recognised in net income even though these investments have not been de-recognised.

As at March 31, 2011, the Company held warrants in certain marketable securities which are exercisable at its option to convert into an equal number of common shares of the said securities. The total exercise price of these warrants was $75,800 (as at March 31, 2010:$119,217) and the market value of the underlying securities was $14,655 (as at March 31, 2010: $19,506). These warrants and the underlying unrealised gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants when they become exercisable. The warrants expire between March 26, 2012 and April 26, 2012. Warrants whose exercise cost was $250,000 and market value was $nil as at June 5, 2010 expired unexercised on June 5, 2010.

6.      PREPAID CONSULTING SERVICES

Prepaid consulting services relates to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock  Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the year were as follows:
	Balance at April 1, 2010	Issued during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2011
Options (a)	$-	$181,329	$-	$(181,329)	$-
Stocks (b)	50,792	48,093	-	(91,714)	7,171
	$50,792	$229,422	$-	$(273,043)	$7,171

	Balance at April 1, 2009	Issued during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2010
Options	$-	$419,482	$-	$(419,482)	$-
Stocks	20,484	217,372	(81,957)	(105,107)	50,792
	$20,484	$636,854	$(81,957)	$(524,589)	$50,792

(a)	In August 2010, 950,000 options were issued to eight consultants and were fully vested and expensed as at March 31, 2011. See Note 12 (b) for further details.
(b)	During the year, 135,000 shares were issued to three consultants under 2009 Consultant Stock Compensation Plan. See note 11(i) for further details.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

7.	OFFICE EQUIPMENT AND FURNITURE

	Cost	Accumulated amortization	Net book value	Net book value
As at March 31,	2011			2010
Office furniture	4,725	2,548	2,177	2,722
Computer	6,020	2,655	3,365	1,813
Software	5,793	2,379	3,414	4,267

	$16,538	$7,582	$8,956	$8,802

Amortization of office equipment and furniture amounted to $ 2,433 (2010: $2,303)

8.      INVESTMENT IN OIL AND GAS PROPERTIES

Effective May 18, 2010, the Company decided to de-consolidate the results of its subsidiary; IPC Cayman wherein it holds 76.79% equity due to loss of effective control over IPC Cayman’s financial reporting process as explained in Note 25.

IPC Cayman was incorporated solely for the purpose of managing exploration and development of two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“Sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel. (“Israeli project”)

IPC Cayman holds a 50% partnership interest in IPC Oil and Gas (Israel) Limited Partnership (“IPC Israel”) which is the registered holder of 13.609% interest in the Israeli project.

Funds provided by the Company towards exploration activities of the Israeli project either direct to the consortium or though IPC Cayman, have been classified as an investment in Oil & Gas properties.

The movements and composition of the investment are as follows:

		Cost of acquisition of interest in Israeli project	Related expenditure	Total cost
Balance, April 1, 2010		$5,447,422	$1,072,945	$6,520,367
Incurred during the period	(i),(ii)	435,122	17,250	452,373

Balance, March 31, 2011		$5,882,544	$1,090,195	$6,972,740

Bontan Corporation Inc.

Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

8.      INVESTMENT IN OIL AND GAS PROPERTIES - continued

(i)
Under a new agreement entered on March 25, 2010 between the Company, IPC Cayman and three other joint venture partners (“new agreement”), the company was entitled to increase its working interest from 10% to 11% by paying an additional US$ 240,000. This amount was paid during the fiscal year 2011.

(ii)
In fiscal year 2010, the Company issued warrants to induce short term loans borrowed to finance the cost of acquisition. Value of these warrants of $ 173,953 which related to the period after March 31, 2010 was adjusted against the short term loans as at March 31, 2010. Upon settlement of these loans during the year, the value of warrants was transferred to the cost of acquisition.

(iii)
The operator of the project acquired 5% working interest for US$1.2 million proportionately from the consortium partners. The company’s share amounted to US$135,936, which was received by IPC Cayman but was not refunded to the Company. As a  result of current litigation and de-consolidation of IPC Cayman, management decided not to account for this receivable.

Key developments during the year ended March 31, 2011

a)
On May 18, 2010, IPC Cayman agreed to establish a limited partnership in Israel  (IPC Israel) and register IPC Cayman’s interest  in the two licenses in the name of IPC Israel. IPC Israel is owned by IPC Cayman as a limited partner and its general partner is International Three Crown Petroleum LLC (ITC).

b)
On October 13, 2010, IPC Cayman and IPC Israel signed a Partnership Subscription and Contribution Agreement with Ofer Investments Ltd., an Israeli company, (“Ofer”). Under this agreement, Ofer agreed to contribute up to US$ 28 million towards the IPC Israel’s share of the cost of drilling of the initial two exploratory wells under the Sara and Myra licenses and related exploration costs in exchange for a 50% limited partnership interest in IPC Israel and certain voting and management rights related to IPC Israel.

As a result of the above transactions, the Company’s indirect interest in the two licenses now stands at 5.23%.

c)
On October 6, 2010, the partners of the Israel Project signed a new joint operating agreement with Geoglobal Resources (India) Inc., as operator. The new agreement provides for early termination and replacement of the operator subject to certain compensation.

d)
On October 25, 2010, IPC Cayman announced that it signed an agreement to acquire a publicly listed Israeli company, Shaldieli,Ltd in a reverse takeover  by placing its ownership interests in the Israel project in to Shaldieli , Ltd  in exchange for 90% ownership of Shaldieli, Ltd. The Company as a majority shareholder of IPC Cayman has not agreed to this deal. The matter is currently under dispute and litigation between the Company and IPC Cayman management.(Note 14)

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

8.           INVESTMENT IN OIL AND GAS PROPERTIES - continued

The management carried out an impairment tests, involving (a) an independent geologist‘s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9 updated at December 1, 2010, and as further updated by the operator on June 15, 2011 (b) review of definite work plan prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, (c)  assessment of the likely outcome of the current disputes with Shaldieli and IPC Cayman management and concluded that there was no permanent impairment.

9.	ACCRUALS

As at March 31,	2011	2010
Audit fee and other accruals	158,522	62,606
Finders fee due to Current Capital Corp, a related party	-	127,712
Financing fee	-	406,240
Interest on short term loans	-	40,784
Subscription refundable	-	406,241
	$158,522	$1,043,583

10.           SHORT TERM LOANS
As at March 31,		2011	2010
Current Capital Corp., a related party	a	-	208,672
Due to a Company controlled by the sole director of IPC Cayman		-	122,371
Other	b	-	734,535
		$-	$1,065,578

a.
There are two loans totalling US $ 250,000. The loans carry interest at the rate of 10% per annum and are repayable in full within one year, between November 2010 and January 2011 with accumulated interest. Interest of US$ 6,986 accrued up to March 31, 2010 is included in accruals.

The Company issued 300,000 warrants, valued at $ 72,364 as an inducement. The features of these warrants are explained in note 13(a)(iv). The value of these warrants was treated as additional interest cost and $27,136 of this cost, representing costs up to March 31, 2010 together with interest was included in the acquisition costs of oil & gas properties and related expenditure and the balance of $45,228 was adjusted against the carrying cost of the loans.

The loans together with interest accrued were fully settled on May 6, 2010.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

10.           SHORT TERM LOANS - continued

b.
The amount of US$850,000 was borrowed on November 12, 2009. The loan carries interest at 10% per annum. The loan together with the accumulated interest is repayable on or before November 12, 2010. Interest of US$32,370 accrued up to March 31, 2010 is included in the accrual. The Promissory Note covering this loan was secured by the pledge of 1,125 shares of Israel Petroleum Company, Limited.

The Company issued 1,000,000 warrants, valued at $205,961 as an inducement. The value of these warrants was treated as additional interest cost and this cost together with interest was included in the acquisition costs of oil & gas properties and related expenditure was adjusted against the carrying cost of the loans.

The loan together with interest accrued was fully settled in April, 2010.

11.           CAPITAL STOCK

(a)	Authorized

Unlimited number of common shares

(b)         Issued

As at March 31,	2011		2010
	Common		Common
	Shares	Amount	Shares	Amount
Beginning of period	65,229,076	$35,298,257	30,820,743	$32,854,075
Canceled	-	-	(350,000)	(81,957)
Issued under 2009 Consultant Stock Compensation Plan (i)	135,000	48,093	708,333	217,372
Issued under private placements (ii)	12,700,000	2,564,925	34,050,000	5,726,794
Finder's fee (ii)	-	(256,493)	-	(572,679)
Value assigned to warrants issued under private placements (note 13(a) ( i))(ii)	-	(1,232,145)	-	(2,859,141)
Value assigned to warrants issued as finders fee under private placements ( ii)		(123,214)		(289,687)
Issued on exercise of warrants	600,000	60,503	-	-
Value of warrants exercised		21,694
Subscriptions receivedin fiscal 2010 reversed on issuance of shares		(303,480)		303,480
	78,664,076	$36,078,140	65,229,076	$35,298,257

(i)
On April 7, 2009, the Company registered a 2009 Consultant Stock Compensation Plan with the Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. Three million common shares of the Company were registered under the Plan. During the year ended March 31, 2011, 135,000 common shares were issued to three consultants out of this plan in settlement of their fees. These shares were valued at the market price of the common shares prevailing on the date of issue.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

11.	CAPITAL STOCK - (b)	Issued – continued..

(ii)
On November 20, 2009, the Board of Directors of the Company approved a private placement to raise equity funds up to US$5,500,000, which was subsequently increased to US$7.9 million. The private placement consists of Units up to a maximum of 27.5 million, which was subsequently increased to 39.5 million, to be issued at US$ 0.20 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.35 each within five years of the issuance of the warrants, subject to an early recall if the market price of the Company’s common shares exceeds US$1 for a period of 20 consecutive trading days.

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued in warrants under the same terms, payable to Current Capital Corp., a related party, net of any fees payable to anyone else.

The subscription closed on April 30, 2010. The Company issued an additional 12.7 million Units since April 1, 2010 until the closing date of April 30, 2010 and raised an approximate US$2.6 million.

12.           STOCK OPTION PLANS

(a)	The following is a summary of all Stock Option Plans as at March 31, 2011

Plan	Date of registration *	# of Options
		Registered	Issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	-70,000	-1,200,000	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	-155,000	-400,000	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan	December 5, 2005	1,000,000	1,000,000	-	-	1,000,000
		7,600,000	7,600,000	-225,000	-1,600,000	5,775,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)	Movements in stock options during year are as follows:

Plan	March 31,
	2011	2010
Issued and outstanding at beginning of year	4,825,000	4,825,000
Issued during year (i)	950,000	-
Expired during year	-	-
Issued and outstanding at end of year	5,775,000	4,825,000

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

12.           STOCK OPTION PLANS – (continued)

(i)
In August 2010, 950,000 options were allotted to eight consultants including 300,000 options valued at $57,262 to the three directors. These options are for five year term expiring on August 18, 2015 and can be exercised to acquire equal number of common shares at an exercise price of USD$0.35. These options were valued at $181,329 (US$178,236) using the Black-Scholes option pricing model with the following assumptions:

Risk free interest rate Expected dividend Expected volatility (based on previous 262 weeks average market price) Expected life Exercise price Market price at August 18, 2010	1% Nil 138.91% 1826 days US$0.35 US$0.22

Option price models used for calculating fair value of options require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s options.

(c)	Details of weighted average remaining life of the options granted and outstanding are as follows:

March 31,	2011	2010

Number of options outstanding and exercisable	5,775,000	4,825,000
Exercise price in US$	0.18	0.15
Weighted average remaining contractual life	3.62 years	4 years

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 2,945,000 options and less than the market price for the balance of 2,830,000 options.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

13.	WARRANTS

(a)                Movement in warrants during the year are as follows:

March 31,		2011			2010
	Note	# of warrants	Weighted average exercise price	Fair value	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, beginning of period		59,701,420	0.28	7,343,886	13,846,420	0.24	2,192,927
Issued under 2008-9 Private Placement		-		-	9,000,000	0.10	339,560
Issued as finders fee under 2008-9 private placement		-		-	1,000,000	0.10	37,729
Issued under 2009-10 Private Placement	i	12,700,000	0.35	1,232,145	25,050,000	0.35	2,519,581
Issued as finders fee under 2009-10 private placement	i	1,270,000	0.35	123,214	2,505,000	0.35	251,958
Exercised		(600,000)	-0.10	(21,694)	-		-
Issued in connection with acquisition of licences		-		-	7,000,000	0.35	1,723,806
Issued as inducement for loans		-		-	1,300,000	0.35	278,325
Issued and outstanding, end of year		73,071,420	0.30	8,677,551	59,701,420	0.28	7,343,886

(i)
 The company issued 12.7 million warrants under a 2009-10 private placement relating to Units subscribed plus 1.27 million as a finder’s fee during the year ended March 31, 2011 as explained in Note 11(b) (ii). These warrants are convertible into equal number of common shares at an exercise price of US$0.35 per warrant and expire within five years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option pricing model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	140.04%
Expected life	1,826 days
Market price	US$0.33

The fair value of the warrants as per the Black-Scholes option pricing model amounted to $3,695,413 Using the relative fair value method, an amount of $1,232,145 for warrants issued to private placees and $ 123,214 for warrants issued as finder’s fee (total 59%) has been accounted for as reduction in the value of common shares and increase in the value of warrants.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

13.	WARRANTS – (continued)

(b)	Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	2011			2010
	Warrants outstanding & excercisable			Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.35	49,825,000	3.88	0.35	35,855,000	4.75
0.25	12,846,420	3.00	0.25	12,846,420	4.00
0.10	10,400,000	3.00	0.10	11,000,000	3.91
0.30	73,071,420	3.60	0.46	59,701,420	4.47

14.           LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the year, which were 78,469,909 shares for the year ended March 31, 2011 (2010 – 42,963,027, 2009 – 30,170,743).

The Company had approximately 73 million warrants and 5.8 million options, which were not exercised as at March 31, 2011. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between basic loss per share and diluted loss per share.

15.	CONSULTING FEES

For the year ended March 31	2011	2010	2009
Fees settled in stocks and options (Note 6)	273,043	524,589	277,856
Fees settled for cash	505,856	667,086	166,928
	$778,899	$1,191,675	$444,784

16.	BANK CHARGES, INTEREST AND FEES

For the year ended March 31,	2011	2010	2009
Bank charges	4,096	2,595	2,362
Interest on short term loans	-	7,136	-
Financing fees	-	681,331	-
	$4,096	$691,062	$2,362

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

17.	INCOME TAXES

Income tax expense differs from the amount that would be computed by applying the Federal and Provincial statutory income tax rates to income (loss) before income taxes. The components of these differences are estimated as follows:

	2011	2010	2009
Income tax recovery based on combined corporate income tax rate of 25% (2010: 25% and 2009: 29%)	$(889,551)	$(644,387)	$(199,930)
Increase(decrease) in taxes resulting from:
Non-deductible stock based compensation	68,261	131,147	80,578
Non-deductible meals & entertainment expenses	4,906	7,303	7,806
Not-taxable portion of loss (gain) on sale of short term investments	118,524	106,601	(6,530)
Finders fee -1/5th portion allowable for tax	(41,465)	(28,640)
Write off of a short term investment	48,334	31,348	9,136
Income tax recovery	(690,991)	(396,628)	(108,940)
Benefit of tax losses not recognised	690,991	396,628	108,940
Provision for income taxes	$-	$-	$-

The components of the future income tax asset and the country of origin at March 31, 2011 and 2010 are as follows (applying the combined Canadian federal and provincial statutory income tax rate of 25% and the US income tax rate of 34% for both the years):

	Canada		US
	2011	2010	2011	2010
	in '000 $
Future income tax assets:
Non-capital losses carried forward	$2,818	$2,226	$1,498	$1,498
Capital losses carried forward	1,093	621	-	-
Unrealised (gains) loss on short term investments	(42)	674
Future tax assets	3,869	3,521	1,498	1,498
Valuation allowance	(3,869)	(3,521)	(1,498)	(1,498)
Future income taxes	$-	$-	$-	$-

The Company has approximately $11.2 million (2010: $9 million) in Canadian non-capital losses, $4.4 million (2010: $2.5 million) in capital losses and US$ 4.4 million (2010: US$4.4 million) in US non-capital losses available to claim against future taxable income. The benefits arising from these losses has not been included in the consolidated financial statements as management has determined that it is not more likely than not that the losses will be utilized.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

17.	INCOME TAXES – continued

The Company’s subsidiary holds a 76.79% equity interest in IPC Cayman which is taxable in the US as a partnership. There was no distribution during the year and the partnership has losses for the year. The future income tax asset arising if any from such losses is not recognized in the consolidated financial statements.

The non-capital losses expire as follows:

	Canadian in CDN$ In 000’$		US in US$ in 000’$
2014	1,337
2015	1,319	2025	$ 1,050
2026	3,373	2026	3,300
2027	271	2027	25
2028	675
2029	342
2030	1,189
2031	2,764
	$ 11,270		$ 4,375

18.           COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended to another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On august 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)
The Company has a consulting contract with Mr. John Robinson. Mr. John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an on-going contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr. Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr. John Robinson on July 1, 2009 for period to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

18.           COMMITMENTS AND CONTINGENT LIABILITIES – continued

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $ 1.8 million.

(f)
The Company is currently in litigation with the management of its subsidiary, IPC Cayman and has retained lawyers in various jurisdictions. The Company is committed to continue its legal actions until disputes surrounding its indirect working interest in the Israeli oil and gas properties are resolved satisfactorily. The final outcome and costs of these actions cannot be reasonably estimated.

19.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business, and are measured at the exchange amount which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements.

(i)
Included in shareholders information expense is $122,059 (2010: $132,213; 2009: $133,785) paid to Current Capital Corp, (“CCC”) for media relations services. CCC is a shareholder corporation and its sole director provides consulting services to the Company.

(ii)
CCC charged approximately $8,081 for rent, telephone and other office expenses (2010: $20,993 and 2009: $37,800). $nil was charged by the entity controlled by the sole director of IPC Cayman (2010: $32,058 and 2009: $ nil)

(iii)
Finders fees of $312,469 (2010: $736,755, 2009: $6,228) was charged by CCC in connection with the private placement. The fee for 2011 included approximately 1.2 million warrants valued at $123,214 (2010: 3,480,000 warrants, valued at $289,687, 2009: $ nil) using the Black-Scholes option price model.

(iv)
Business expenses of $32,278 (2010 - $23,622; 2009 - $19,205) were reimbursed to directors of the corporation and $80,575 (2010 - $82,390, 2009: $68,009) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $29,886 charged by the sole director of IPC Cayman have been included Oil & gas properties and related expenditure (2010: $88,357 and 2009: $ nil)

(v)
Shares issued to (returned by) a key consultant and a former chief executive officer of the Company under the Consultant Stock Compensation Plan: $Nil (2010: $ nil, 2009: (275,000) valued at $ (64,395)).

(vi)
Cash fees paid to directors for services of $190,000 (2010:$235,000 and 2009: $ 60,000). Cash fee paid to a key consultant and a former chief executive officer of the Company of $120,000 (2010:$120,000 and 2009: $ 90,000. Fees paid to a consultant who controls CCC $102,000 (2010: $76,543, 2009: $81,911 in shares).  These fees are included in consulting expenses.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

19.           RELATED PARTY TRANSACTIONS – continued

(vii)
Accounts payable includes $39,373 (2010: $95,813, 2009: $15,482) due to CCC, $3,350 (2010: $5,852, 2009: $1,875) due to a director of the Company and $63,294 (2010: $82,741, 2009: $ 67,212) due to a key consultant and a former chief executive officer of the Company and due to a consultant who controls CCC $48,025 (2010: $62,475, 2009: $1,024)

(viii)
Included in short term investments is an investment of $nil (2010: $nil and 2009: $200,000) in a private corporation controlled by a brother of the key consultant. The investment was fully written off as at March 31, 2010.

(ix)	Included in short term investments
is an investment of $755,452 carrying cost and $610,740 fair value (2010: $1,869,381 carrying cost and $775,020 fair value, 2009 $1,837,956 carrying cost and $361,877 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in the open market or through private placements and represents less than 1% of the issued and outstanding common shares of the said corporation.

(x)	Included in other receivables is a fee advance of $nil (2010: $ nil and 2009: $ 70,000) made to Chief Executive Officer.

(xi)	Included in other receivable is an advance of $nil (2010: $ nil and 2009: $5,814), made to a director

20.           PENDING DISPUTES

Actions taken in Israel:

On January 4, 2011, the Company  and its wholly owned subsidiary, Israel Oil & Gas Corporation (the “Subsidiary”) filed a petition for the granting of a temporary injunction against Shaldieli Ltd. (“Shaldieli”), Mr. Yaron Yenni, Upswing Capital Ltd., Asia Development (A.D.B.M.) Ltd., Howard H. Cooper (“Cooper”), International Three Crown Petroleum LLC, JKP Petroleum Company Limited, Israel Petroleum Company Limited, and IPC Oil & Gas (Israel) Limited Partnership (the “Defendants”), before the Economic Department of the Tel Aviv-Jaffa District Court. Court was requested to stop and to prevent the completion of the transaction (“Shaldieli transaction”) which had been signed by and between IPC Cayman and Shaldieli, which involved a breach of agreements and undertakings between the Company and IPC Cayman.

On January 12, 2011, the Company  and the Subsidiary filed an action against the Defendants, before the Economic Deparment of the Tel Aviv-Jaffa District Court, in which declaratory remedies and the issuance of permanent injunctions against the Shaldieli transaction were sought. The Company argued that the Shaldieli transaction could not be implemented without its consent and that, in light of the fact that it was opposed to the Shaldieli transaction, it could not be completed. Should the Shaldieli transaction be completed, the Company would incur irreversible damage, as its rights to the “Sarah” and “Myra” gas and oil exploration licenses would be significantly diluted. Accordingly, declaratory remedies were sought with regard to the Company’s rights pursuant to the agreements between the parties, as well as permanent injunctions against the completion of the Shaldieli transaction.

On January 15, 2011, the Company’s petition for a temporary injunction was denied by the District Court. On January 20, 2011, its petition for leave to appeal against the decision which had been handed down by the District Court was denied by the Supreme Court.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

20.           PENDING DISPUTES - continued

On January 23, 2011, a Statement of Counterclaim against the Company and the Subsidiary was filed by International Three Crown Petroleum LLC and Israel Petroleum Company Limited (hereinafter: the “Plaintiffs in Counterclaim”), for monetary damages  in the amount of NIS 18 million ( approximately US$ 5 million), and for an order cancelling the Company’s shares in IPC Cayman, with respect to contractual arguments of breach of the agreements between the parties. The Plaintiffs in Counterclaim argued that the Company had failed to comply with its monetary undertakings pursuant to the agreements between the parties. It was further argued that, in view of the breach by the Company (and the Subsidiary) of their undertakings vis-à-vis IPC Cayman, the Company had lost its rights to the shares in IPC Cayman.

On April 14, 2011, the Company filed an amended Statement of Claim to the Statement of Claim initially filed on January 12, 2011. The amended Statement of Claim in the action includes a claim in the amount of NIS 25 million (approximately US$7 million) against all of the Defendants, a claim for a declaratory remedy and permanent injunctions, a claim for the production of accounts and other remedies relating to the governance of IPC Cayman and Shaldieli should the Shaldieli transaction go through, remedies against Cooper’s position in IPC Cayman and other remedies.

A first pre-trial hearing in this case was held on June 5, 2011. The judge set 90 days for discovery and interrogatory proceedings and the next pre-trial is scheduled for October 9, 2011.

On June 21, 2011, Shaldieli announced a new call to a shareholders meeting on July 26, 2011 and also submitted a new Mitar (Prospectus). The company and its subsidiary filed on July 5, 2011 another application for temporary injunction. This was heard on July 25, 2011.

Actions taken in Cayman Islands

On March 8, 2011, the Company asked  ITC as sole director of IPC Cayman to register transfers of  750 IPC shares held by the subsidiary to the Company and 750 shares to its other wholly owned subsidiary, 1843343 Ontario Inc.

On April 26, 2011, ITC declined to approve the transfers.

On April 28, 2011, the Company filed a summons against IPC Cayman and ITC for unreasonably withholding the consent and refusing to register the two share transfer requests and asking the court to pass an order for such transfers. The summons is scheduled to be heard by the courts in the Cayman Islands on August 18, 2011.The purpose of this action is to enable the Company to call for a shareholders meeting of IPC Cayman to discuss among other things, the management of IPC Cayman.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

21.           SEGMENTED INFORMATION

As at March 31, 2011, 2010 and 2009, the Company had only one major business segment-

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The Company had no business activity in the above segment in fiscal years 2009. During fiscal year 2010, the Company acquired through its subsidiary, an indirect 11% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel. This interest current stands at 5.23%.

Geographic Information

The Company operates from one location in Canada and its subsidiary, IPC Cayman has an office in the US. (2009: one location in Canada).  Its assets were located as follows

Location	2011	2010

Canada	$ 2,379,060	$ 3,615,914

US	-	217,497

Israel	6,972,740	6,586,376

	$ 9,351,800	$ 10,419,787

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year. Cash, short term investments, accounts payable and accruals are classified as level one financial instruments.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a)	Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institution is an international bank and the brokerage firm is a reputable Canadian brokerage firm. The Company’s key asset, the indirect working interest in two off shore drilling licenses is located in Israel, ownership of which is currently in dispute.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS - continued

(b) Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 20% of total assets of the Company as at March 31, 2011     (15% as at March 31, 2010). Further, the Company’s holding in one Canadian marketable security accounted for approximately 40% (2010: 57%) of the total short term investment in marketable securities or 8% (2010: 9%) of total assets as at March 31, 2011.

The Management tries to mitigate this risk by monitoring daily all its investments with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

(c)	Liquidity risk:

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flow, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and ongoing litigations  could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. The Company has so far been able to raise the required financing to meet its obligations on time.

The Company maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

(d)	Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Approximately 6% of total monetary assets at March 31, 2010 (23% as at March 31, 2010), and approximately 65% of its liabilities as at that date ( 87% as at March 31, 2010) were held in US dollars.  The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:
As at March 31,                                                                                              20102010

One US Dollar to CDN Dollar                                                                                                       0.9718          1.0156

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS - continued

The balances in US Dollar as at March 31, 2011 were as follows:  (all figures in CDN$ equivalent)

2011

Cash & short term investments	$148,505
Accounts payable and accrual	(433,636)
Net liabilities	$(285,131)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase net liabilities by $14,257 while a 5% appreciation of the Canadian dollar against US dollar will reduce liability by $ 14,257

23.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 0.7 million as at March 31, 2011 and current assets, mostly in cash and short term investments of approximately $2.3 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at March 31, 2011, the shareholders’ equity was approximately $ 8.7 million (March 31, 2010: $7.2 million). Approximately 25% or $2.3 million was held in cash and short term investments (March 31, 2010: $3.7 million or 52%). The Company completed its 2009-10 private placement on April 30, 2010 and approximately additional $2.3 million was raised.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company expects its current capital resources will be sufficient to carry out its business plans and operations through its current operating period. However, the Company has initiated litigation to preserve its interest in the Israeli project, which may require further funds if these litigation efforts are not concluded satisfactorily within the next year.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X are described and quantified below.

There were no significant differences between Canadian GAAP and US GAAP which had any impact on the consolidated balance sheet and consolidated statement of cash flows.

Recently adopted accounting standards

FASB Accounting Standards Update ("ASU") No. 2010-13 was issued in April 2010, and amends and clarifies ASC 718 with respect to the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades. This ASU was effective for the fourth quarter of 2011 and did not have a material effect on the Company.

Future Accounting pronouncements

In January 2010, ASU No. 2010-06 "Fair Value Measurements and Disclosures (Topic 820) Improving Disclosures about Fair Value Measurement" was issued, which provides amendments to Subtopic 820-10 that requires new disclosures as follows:

1.
Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.

2.
Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).

This Update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows:

1.
Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.

2.
Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.

This Update also includes conforming amendments to the guidance on employers' disclosures about postretirement benefit plan assets (Subtopic 715-20). The conforming amendments to Subtopic 715-20 change the terminology from major categories of assets to classes of assets and provide a cross reference to the guidance in Subtopic 820-10 on how to determine appropriate classes to present fair value disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - continued

Future accounting pronouncements - continued

In December 2010, the FASB issued the FASB Accounting Standards Update No. 2010-28 "Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test For Reporting Units With Zero or Negative Carrying Amounts" ("ASU 2010-28").Under ASU 2010-28, if the carrying amount of a reporting unit is zero or negative, an entity must assess whether it is more likely than not that goodwill impairment exists. To make that determination, an entity should consider whether there are adverse qualitative factors that could impact the amount of goodwill, including those listed in ASC 350-20-35-30. As a result of the new guidance, an entity can no longer assert that a reporting unit is not required to perform the second step of the goodwill impairment test because the carrying amount of the reporting unit is zero or negative, despite the existence of qualitative factors that indicate goodwill is more likely than not impaired. ASU 2010-28 is effective for public entities for fiscal years, and for interim periods within those years, beginning after December 15, 2010, with early adoption prohibited.

In December 2010, the FASB issued the FASB Accounting Standards Update No. 2010-29 "Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations" ("ASU 2010-29"). ASU 2010-29 specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amended guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted.

The company will transition to IFRS (see note 4) on April 1, 2011 and will no longer be required to prepare a reconciliation to US GAAP. Accordingly, the Company has not assessed the impact of adopting future US accounting pronouncements with an application date of April 1, 2011 or beyond in its financial statements and disclosures.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2011 and 2010

25.	DECONSOLIDATION OF IPC CAYMAN

IPC Cayman was incorporated on November 12, 2009 in Cayman Islands. The Company’s wholly owned subsidiary, Israeli Oil & Gas Corporation own 76.79% equity while Three Crown Petroleum LLC (“ITC”)  and another entity  both  controlled by Mr. Howard Cooper (“Cooper”) owns the remaining 23.21% equity in IPC Cayman.

The purpose of IPC Cayman was to enable Cooper to manage the Israeli assets as described in Note 8. Cooper was therefore made the sole director and manager of IPC Cayman and enjoyed wide powers under the shareholders agreement. The said agreement also provided limited circumstances under which he could be removed as sole director/manager.

The Company was able to consolidate IPC Cayman financials since its inception.

However, several new developments occurred during fiscal 2011:

a.
On May 18, 2010, IPC Cayman established a limited partnership in Israel  (‘IPC Israel’) and registered IPC Cayman’s interest  in the two licenses in the name of IPC Israel. Further, Cooper made ITC the general manager of IPC Israel and IPC Cayman remained as a limited partner. This was done without the Company’s knowledge or consent.

b.
At the same time, Cooper transferred all assets and liabilities of IPC Cayman to IPC Israel without transferring any of the protections given to the Company in the shareholders’ agreement which governed IPC Cayman.

c.	Consequently, disputes arose between the Company and Cooper and various litigations were initiated as explained in Note 20.

d.	Cooper also refused to provide any financial information and made excessive financial demands on the Company.

As a result of the above, the Company was prevented from obtaining and currently do not have access to financial information of IPC Cayman and IPC Israel and since the Company has been prevented from obtaining the financial information necessary to report the financial results of IPC Cayman, the Company concluded that it has effectively lost control over IPC Cayman’s financial reporting process. Therefore, although the Company still owns 76.79% of IPC Cayman’s common stock, IPC Cayman’s financial results were deconsolidated with effect from May 18, 2010.